Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-22846 on Form S-8 of Seacoast Banking Corporation of Florida of our report dated June 21, 2010 appearing in this Annual Report on Form 11-K of the Retirement Savings Plan for Employees of Seacoast National Bank for the year ended December 31, 2009.

Crowe Horwath LLP
Fort Lauderdale, Florida
June 21, 2010